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                                                     EXHIBIT 99.1



                                   Contact:       Sitrick And Company
                                                  Sandra Sternberg
                                                  Ann Julsen
                                                  (310) 788-2850

     FOR IMMEDIATE RELEASE
     ---------------------

       FOXMEYER'S HEALTHCARE DISTRIBUTION BUSINESS TO BE SOLD TO MCKESSON

           AGREEMENT PROVIDES FOXMEYER WITH CAPACITY TO PURCHASE UP TO
                      $100 MILLION IN ADDITIONAL INVENTORY


               DALLAS, TEX. -- OCTOBER 4, 1996 -- FoxMeyer Drug Company today announced that it and its affiliated companies engaged in the healthcare distribution business have reached an agreement to sell substantially all of their assets to McKesson Corporation (NYSE:MCK), a provider of health care products and services throughout the U.S. and Canada. McKesson will pay $80 million in cash subject to certain adjustments relating to future financial targets and the sellers' reaching agreements with certain trade vendors relating to chargeback claims. The agreement is subject to the satisfaction of certain conditions, including the expiration of waiting periods under the Hart-Scott-Rodino Act, approval of the agreement by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code, obtaining agreements from vendors relating to their honoring a certain level of post-petition chargeback claims and FoxMeyer's satisfaction of certain targets for sales, financial performance and accounts receivables collections. In addition, McKesson has agreed to discharge FoxMeyer's obligations under its debtor-in-possession financing package with GE Capital Services and to assume substantially all other liabilities of the Company other than pre-petition trade debt.

               As part of the agreement, McKesson will provide $30 million to FoxMeyer through a participation in the Company's existing debtor-in-possession financing with GE Capital Services. These funds will provide further borrowing availability under that agreement and will facilitate the purchase of approximately $100 million of additional inventory.

               FoxMeyer Drug Company and its affiliates are wholly-owned subsidiaries of FoxMeyer Health Corporation (NYSE:FOX). After the consummation of the proposed sale, FoxMeyer Health will have no further involvement in the healthcare distribution business, which FoxMeyer Health has treated, for accounting purposes, as a discontinued operation since its June 30, 1996, quarterly financial statements.
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               Robert A. Peiser, vice chairman and chief executive officer of FoxMeyer Drug, said "By agreeing to the sale to McKesson, we have endeavored to achieve the best possible resolution for all of our constituencies consistent with our obligation to maximize creditors' recoveries. We believe that the sale to McKesson is the best alternative available to us to achieve these goals."

               Mr. Peiser added, "Pending completion of the sale, the agreement with McKesson will put us in an even stronger position to satisfy our obligations to customers -- including the timely supply of healthcare products -- and, in doing so, to provide the highest levels of customer service."

               "At the same time, we are very sensitive about the future welfare of our employees. A major consideration in reaching this agreement was that we would be able to preserve as many jobs as possible. While decisions regarding employment after the sale is completed will be up to McKesson, we have been assured that they will give fair consideration to all our employees."

               The agreement will be filed with the Bankruptcy Court in Wilmington, Del. today. Under the Bankruptcy Code, the agreement is subject to an open-bidding process. As a result, it is possible that other bidders may come forward offering to purchase the same or other assets. The proceeds from the sale transaction will be used to discharge liabilities and satisfy creditors' claims in the Chapter 11 cases of FoxMeyer Drug and certain of its affiliated companies.

               Mr. Peiser said that FoxMeyer Drug will continue to operate its warehouses and distribution facilities, sales and administrative offices until the sale is completed, which is expect to occur sometime in November.

               FoxMeyer Drug and certain affiliated companies filed to reorganize under Chapter 11 of the Bankruptcy Code on August 27, 1996, in U.S. Bankruptcy Court in Wilmington, Del. FoxMeyer Drug is the nation's fourth largest wholesaler of pharmaceutical products, health and beauty aids. The Company, which is headquartered in Dallas, employs approximately 2,200 people in 21 states and the District of Columbia.


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